Exhibit 99.1

China Jo-Jo Drugstores Appoints Independent Director and Strengthens Corporate Governance, And Has Applied for Listing on the NASDAQ Capital Market

HANGZHOU, China--(BUSINESS WIRE)--March 18, 2010--China Jo-Jo Drugstores, Inc. (OTCBB:CJJD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in the People’s Republic of China (the “PRC”), today announced the appointment of Mr. Marc Thomas Serrio, Mr. Bowen Zhao, Dr. Yuehai Ke, Dr. Shuizhen Wu and Mr. Xiaomeng Yu to the Company’s board of directors as independent directors, effective March 15, 2010.

Mr. Serrio is chief financial officer of Zeal Corporation, and is also an independent executive consultant providing business and financial planning and analysis services to companies in various industries. Mr. Zhao is deputy president of Zhejiang Province Industry and Economic Association, Zhejiang Province Entrepreneur Association and China Commercial Pharmacy Association, deputy director of Zhejiang Province Pharmaceutical Administration, and deputy manager of Zhejiang Pharmaceutical Co., Ltd. Dr. Ke is a professor of molecular genetics and cell signal transduction at the Department of Basic Medicine at Zhejiang University’s School of Medicine, where he also advises doctorate candidates. Dr. Wu is a researcher and senior management personnel with Zhejiang No. 1 Hospital, which is affiliated with Zhejiang University’s School of Medicine. Mr. Yu is president of China Mingsheng Bank’s Xiasha branch in Hangzhou.

Concurrently with these appointments, the Company’s board of directors adopted a Code of Business Conduct and Ethics for the Company and established its audit, compensation and nominating committees. Mr. Serrio, Dr. Ke and Dr. Wu have been appointed to the audit committee, with Mr. Serrio as chairperson and designated as the audit committee financial expert. Dr. Ke, Mr. Zhao and Mr. Wu have been appointed to the compensation committee, with Dr. Ke as chairperson. Dr. Wu, Mr. Zhao and Mr. Yu have been appointed to the nominating committee, with Mr. Wu as chairperson.

In addition to the foregoing steps taken to strengthen its corporate governance, the Company has also submitted its application for listing on the NASDAQ Capital Market.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 24 stores throughout Hangzhou, the provincial capital of the Zhejiang Province.

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, 310-622-4515
bennet@jojodrugstores.com